Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Vical Incorporated for the registration of up to $100,000,000 in aggregate principal of its common stock and to the incorporation by reference therein of our reports dated February 26, 2015, with respect to the financial statements and schedules of Vical Incorporated, and the effectiveness of internal control over financial reporting of Vical Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 26, 2015